Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:
Company:	Investor Relations:
Edward J. Gaio	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Reports Net Sales of $82.3 Million in Third Quarter 2013

•                  Reported third quarter EPS of $0.13 included $0.07 of non-recurring expenses

•                  Strong cash from operations of $6.5 million in third quarter

•                  Expect fourth quarter revenue of approximately $95 million

ELMIRA, N.Y., November 07, 2013 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its third quarter and nine-month period ended September 30, 2013.  Results for the quarter included the operations of Usach Technologies, Inc. (“Usach”), acquired on December 20, 2012, and the Forkardt operations (“Forkardt”), acquired on May 9, 2013.

Third Quarter Review

Net sales (“sales”) for the quarter were $82.3 million, comparable with sales of $82.9 million in the prior year’s third quarter.  Acquisitions contributed $10.5 million of sales.  When compared with the trailing second quarter, sales were up $1.4 million, or 1.8%.  The sequential improvement was primarily due to the addition of the Forkardt operations.

Net income was $1.5 million, or $0.13 per diluted share, compared with net income of $4.0 million, or $0.34 per diluted share, in the prior year’s third quarter.  Net income when adjusted to exclude acquisition related items and a discrete tax charge was $2.4 million, or $0.20 per diluted share.  Earnings per diluted share included $0.03 of acquisition related expenses, $0.02 of valuation adjustments for the step-up of acquired inventory and $0.02 for a discrete tax charge in Switzerland.  Management believes that the use of non-GAAP measures helps in the understanding of its operating performance.  See the reconciliation tables on page 8 of this release.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Results for the quarter were as we expected.  Organic sales reflect the general weakness that we have seen over the last year, but were favorably offset by our acquisitions.  Sequentially, organic sales in Europe trended higher as that economy seems to be slightly better.  Of note, we are generating strong cash from operations and are making solid strides at reducing debt, providing us the financial flexibility to continue our acquisition strategy.”

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Sales by Region
($ in thousands)

	Quarter Ended
	September 30, 2013		September 30, 2012		June 30, 2013
Sales to				Year-over-Year		Sequential
Customers in	$	% of Total	$	% Change	$	% Change
North America	22,020	27%	20,161	9%	26,116	(16)%
Europe	29,454	36%	27,445	7%	24,743	19%
Asia	30,784	37%	35,277	(13)%	29,955	3%
Total	82,258	100%	82,883	(1)%	80,814	2%

Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Compared with the prior-year period, sales improved in North America and Europe, offsetting lower sales in Asia.  The 2013 third quarter included the acquisitions, which offset lower organic sales in North America.  Compared with the trailing second quarter, stronger sales in Europe and Asia more than offset lower sales in North America.  Driving the improvement was the contribution from the full quarter of the Forkardt operations.

Gross profit was $23.0 million, compared with $24.0 million in the prior-year period.  As a percentage of sales, gross margins were 28.0% and 28.9% for the third quarters of 2013 and 2012, respectively.  Gross profit for the reported period was unfavorably impacted by approximately $0.4 million, or
0.5 points on margin, due to the valuation adjustment for the step-up of acquired inventory associated with the Forkardt acquisition.

Selling, general and administrative (“SG&A”) expense was up by $1.5 million to $20.1 million, or 24.5% of sales compared with the prior-year period.  The increase included $0.3 million of acquisition related expenses as well as $3.7 million of incremental SG&A associated with the acquisitions.  This was partially offset by savings of approximately $1.5 million resulting from the realignment of the Company’s sales structure in the United Kingdom.

Income from operations was $3.0 million, down $2.4 million from the prior year’s third quarter.  As a percentage of sales, income from operations was 3.6%, a 2.8 point decrease from the same period of the prior year.  The 2013 third quarter tax rate was atypically high at 44%.  The quarter was impacted by jurisdictional mix as well as a change in the effective tax rate in Switzerland requiring the revaluation of a deferred tax liability, impacting the effective tax rate by 7%.  The 2013 full year effective tax rate is expected to be approximately 18% to 20%.  The heavy weighting of U.S. derived income in the fourth quarter is expected to result in a lower effective tax rate for that period.

First Nine-Months of 2013 Review

Sales for period were $230.3 million, down by $13.6 million, or 6%, from the prior-year period.  Reduced sales were the result of recessionary conditions in Europe and the slowing growth in Asia during the second half of 2012, which impacted 2013 shipments.

Gross profit was $65.4 million, compared with $69.2 million in the prior-year period.  Gross profit as a percentage of sales was unchanged from the prior year.  Gross profit was unfavorably impacted by approximately $1.2 million of inventory valuation step-up adjustments related to the acquisitions, which impacted gross margin by 0.5 points.  SG&A expense was $58.6 million, up $3.4 million, when compared with the prior-year period.  Incremental SG&A associated with the acquired operations was $6.6 million, partially offset by $3.9 million of savings from the realignment of the Company’s U.K. sales organization.  Additionally, SG&A for the reported period included $1.9 million in acquisition related expenses.

Income from operations of $6.3 million, or 2.7% of sales, was down $7.2 million from the prior-year period.  Adjusted income from operations was $9.5 million, or 4.1% of sales, for the first nine months of 2013, excluding acquisition related expenses and inventory valuation charges associated with the acquisitions.

Net income was $3.8 million, a decline of $6.3 million when compared with the prior-year period.  Adjusted net income was $7.1 million, which excludes acquisition related inventory charges and expenses of $3.1 million as well as a discrete tax charge of $0.2 million.  The $3.0 million decline in adjusted net income was the result of lower global demand for machine tools over approximately the last twelve months.  Earnings per diluted share were $0.32 compared with $0.87 for the same period in 2012.  Adjusted earnings per diluted share were $0.60.

Solid Cash Generation and Strong Balance Sheet

Cash generated by operations was $6.4 million in the third quarter of 2013.  For the nine month period, cash from operations was $8.4 million.  Capital expenditures were $0.6 million in the third quarter and were $2.2 million for the first nine months of 2013.  Full year 2013 capital expenditures are expected to be approximately $4.0 million.

Net debt, consisting of notes payable and term debt (current and long-term portions) less cash and cash equivalents was $21.4 million at September 30, 2013, a reduction of $6.9 million compared with the $28.3 million balance at June 30, 2013.  Year-to-date, net debt increased by $28.3 million primarily as a result of the $24.3 million of borrowings and $10.0 million in cash used for the Forkardt acquisition.

Orders by Region

($ in thousands)

	Quarter Ended
	September 30, 2013		September 30, 2012		June 30, 2013
Orders from				Year-over-Year		Sequential
Customers in	$	% of Total	$	% Change	$	% Change
North America	19,279	26%	20,913	(8)%	24,891	(23)%
Europe	29,796	41%	23,756	25%	22,632	32%
Asia	23,870	33%	23,690	1%	31,045	(23)%
Total	72,945	100%	68,359	7%	78,568	(7)%

Net orders (“orders”) during the quarter were $72.9 million and included $10.6 million in orders associated with the acquired operations.  Compared with the prior-year period, orders improved $4.6 million primarily due to improvements in Europe.  When compared with the trailing second quarter, orders were down $5.6 million.  The Company’s order backlog at September 30, 2013 was $123.0 million.

Outlook

The Company continues to expect that full year sales in 2013, including the acquired operations, will be slightly lower than 2012 sales of $334 million.

Mr. Simons noted, “Sales for 2013 are in line with our original expectations, as sales from acquisitions are offsetting weakness in our organic business.  The fourth quarter will be unusually strong for the year, as over $20 million of backlog from our acquired Usach operation is expected to ship.  As a result, sales should be in excess of $95 million.  This, of course, is subject to final acceptance and logistics related to certain large orders.”

He concluded, “As we look toward 2014, economists who follow our industry are projecting world-wide growth driven by macroeconomic factors impacting the industries that require our products.  We also think the worst is behind us in Europe and expect improving business conditions in that market.  Over the long term, we expect that our improved business model and efforts to drive operational excellence will enhance our earnings power and improve the leverage inherent in our business as volume grows.  Strategically, we believe Hardinge is well positioned to take market share and capitalize on the growth of the machine tool industry.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, November 14, 2013.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 420951.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately 75% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HARDINGE INC. AND SUBSIDIARIES

Consolidated statements of operations

(in thousands except per share data)

FINANCIAL TABLES FOLLOW.

	Quarter Ended		Year to Date Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$82,258	$82,883	$230,291	$243,853
Cost of sales	59,229	58,889	164,938	174,698
Gross profit	23,029	23,994	65,353	69,155
Gross profit margin	28.0%	28.9%	28.4%	28.4%

Selling, general and administrative expenses	20,113	18,569	58,616	55,215
Loss (gain) on sale of assets	2	(13)	(9)	(27)
Other (income) expense	(37)	127	417	430
Income from operations	2,951	5,311	6,329	13,537
Operating margin	3.6%	6.4%	2.7%	5.6%

Interest expense	325	246	841	655
Interest income	(14)	(44)	(43)	(95)
Income before income taxes	2,640	5,109	5,531	12,977

Income tax expense	1,161	1,089	1,747	2,874
Net income	$1,479	$4,020	$3,784	$10,103

Basic earnings per share	$0.13	$0.35	$0.32	$0.87

Diluted earnings per share	$0.13	$0.34	$0.32	$0.87

Cash dividends declared per share	$0.02	$0.02	$0.06	$0.06

Weighted avg. shares outstanding: Basic	11,721	11,567	11,681	11,551
Weighted avg. shares outstanding: Diluted	11,813	11,606	11,770	11,588

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$15,778	$26,855
Restricted cash	3,347	2,634
Accounts receivable, net	52,465	51,871
Inventories, net	132,762	128,240
Other current assets	13,645	12,580
Total current assets	217,997	222,180

Property, plant and equipment, net	74,654	71,035
Goodwill	14,769	8,497
Other intangible assets, net	35,131	21,584
Other non-current assets	3,093	2,358
Total non-current assets	127,647	103,474
Total assets	$345,644	$325,654

Liabilities and shareholders’ equity
Accounts payable	$26,288	$27,779
Notes payable to bank	8,611	11,500
Accrued expenses	27,765	29,307
Customer deposits	16,878	15,720
Accrued income taxes	1,596	3,952
Deferred income taxes	3,183	2,980
Current portion of long-term debt	4,581	2,873
Total current liabilities	88,902	94,111

Long-term debt	24,007	5,616
Pension and postretirement liabilities	47,857	50,312
Deferred income taxes	4,003	3,431
Other liabilities	10,871	10,977
Total non-current liabilities	86,738	70,336

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,438	114,072
Retained earnings	85,040	81,961
Treasury shares	(7,751)	(9,442)
Accumulated other comprehensive loss	(21,848)	(25,509)
Total shareholders’ equity	170,004	161,207
Total liabilities and shareholders’ equity	$345,644	$325,654

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended September 30,		Year to Date Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating activities
Net income	$1,479	$4,020	$3,784	$10,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,499	1,795	6,849	5,453
Debt issuance amortization	14	10	48	42
Provision for deferred income taxes	(88)	(149)	(108)	852
Loss (gain) on sale of assets	2	(13)	(9)	(27)
Unrealized intercompany foreign currency transaction (gain) loss	(159)	223	(92)	513
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	3,960	4,541	5,223	16,226
Inventories	1,098	371	1,409	(10,215)
Other assets	427	(417)	378	(957)
Accounts payable	(1,181)	(2,513)	(2,355)	(5,419)
Customer deposits	(2,948)	(1,808)	953	(4,207)
Accrued expenses	1,423	(560)	(7,348)	(6,292)
Accrued postretirement benefits	(101)	(129)	(298)	(387)
Net cash provided by operating activities	6,425	5,371	8,434	5,685

Investing activities
Acquisition of business, net of cash acquired	—	—	(34,250)	—
Capital expenditures	(565)	(803)	(2,192)	(6,167)
Proceeds on sale of assets	11	18	113	40
Net cash used in investing activities	(554)	(785)	(36,329)	(6,127)

Financing activities
Proceeds from short-term notes payable to bank	10,583	14,043	43,041	49,627
Repayments of short-term notes payable to bank	(19,055)	(13,074)	(45,729)	(48,800)
Proceeds from long-term debt	—	631	23,000	1,106
Repayment of long-term debt	(1,501)	(781)	(2,934)	(1,246)
Dividends paid	(234)	(233)	(701)	(698)
Net proceeds from sale of common stock	1,632	—	1,632	—
Debt issuance fees paid	(314)	—	(682)	—
Other financing activities	—	(1)	(299)	8
Net cash (used in) provided by financing activities	(8,889)	585	17,328	(3)

Effect of exchange rate changes on cash	80	187	(510)	216
Net (decrease) increase in cash	(2,938)	5,358	(11,077)	(229)
Cash and cash equivalents at beginning of period	18,716	16,149	26,855	21,736
Cash and cash equivalents at end of period	$15,778	$21,507	$15,778	$21,507

Hardinge believes that providing non-GAAP financial measures such as adjusted operating income, adjusted net income and adjusted earnings per diluted share is important for investors and other readers of Hardinge’s financial statements, as they are used as an analytical indicator by Hardinge’s management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

($ in thousands)

	Quarter Ended September 30, 2013		Year to Date Ended September 30, 2013
	Amount	% of sales	Amount	% of sales
GAAP operating income as reported	$2,951	3.6%	$6,329	2.7%
Acquisition related inventory step-up charge	444	0.5%	1,237	0.5%
Acquisition related expenses	281	0.3%	1,896	0.8%
Non-GAAP operating income as adjusted	$3,676	4.5%	$9,462	4.1%

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands except per share data)

			Year to Date Ended
	Quarter Ended		September 30,
	September 30, 2013		2013
		EPS		EPS
GAAP net income as reported	$1,479	$0.13	$3,784	$0.32
Acquisition related inventory step-up charge after tax	430	0.03	1,204	0.10
Acquisition related expenses	281	0.02	1,896	0.16
Discrete tax charge - Switzerland	186	0.02	186	0.02
Non-GAAP net income as adjusted	$2,376	$0.20	$7,070	$0.60

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